Supplement - dated December 15, 2004 to Putnam Code of Ethics

The Putnam Code of Ethics Oversight Committee has approved the following amendments to the August 2004 Code of Ethics.

Sanctions Guidelines

The Sanctions Guidelines in Section 1A of the Code (page 4 of August
Code) have been withdrawn and are replaced with the following new
Sanctions Guidelines effective with the first quarter of  2005:

"The Code of Ethics Oversight Committee is responsible for setting sanctions policies for violating the Code. The Committee has adopted the following minimum monetary sanctions for violations of the Code. These sanctions apply even if the exception results from inadvertence rather than intentional misbehavior. The Code of Ethics Officer is authorized to impose the minimum sanction on employees without further Committee action. However, the sanctions noted below are only minimums and the Committee reserves the right to impose additional sanctions such as higher monetary sanctions, trading bans, suspension or termination of employment as it determines to be appropriate.

The minimum sanction for a violation of the following Rules is disgorgement of any profits or payment of avoided losses and the following payments:

Section IA, Rule 1 (Pre-clearance and Restricted List)
Section IB, Rule 1 (Short-selling)
Section IB, Rule 2 (IPOs)
Section IB, Rule 3 (Private Placements)
Section IB, Rule 4 (Trading with Inside Information)
Section IB, Rules 6-8 (Holding and trading of Putnam Funds)
Section II, Rule 2 (7-Day Rule)
Section II, Rule 3 (Black-out Rule)
Section II, Rule 4, (Contra-Trading Rule)
Section II, Rule 5 (Trading for personal benefit)


Officer Level    SMD/MD         SVP/VP         AVP/non-officer
--------------------------------------------------------------------------
1st violation     $500           $250           $50
2nd             $1,000           $500          $100
3rd             Minimum monetary sanction as above with ban on all new
                personal individual investments.

The minimum sanction for violations of all other rules in the Code is as follows:

Officer Level    SMD/MD         SVP/VP         AVP/non-officer
--------------------------------------------------------------------------
1st violation     $100            $50           $25
Subsequent        $200           $100           $50

The reference period for determining whether a violation is initial or subsequent will be five years.

Excessive Trading

Effective with the 2nd quarter of 2005, the maximum number of trades permitted in individual securities per quarter is reduced from 25 to 10.
Section 1B, Rule 9 is effective April 1, 2005, will read as follows:

"Putnam employees are strongly discouraged from engaging in excessive trading for their personal accounts. Beginning in the second quarter of 2005, employees will be prohibited from making more than 10 trades in individual securities in any given quarter. Excessive trading within Putnam open-end funds is prohibited."

Access Persons; Holding Period for Individual Securities

Effective with the 2nd quarter of 2005, the holding period rule for Access Person investments in individual securities will increase from 60 to 90 days. Section II, Rule 1 will read, effective April 1, 2005 as follows:

"No Access Person shall purchase and then sell at a profit, or sell and then repurchase at a lower price, any security or related derivative security with 90 calendar days."

Access Person Reporting

The deadline by which Access Persons are required to file quarterly statements of all transactions has been increased from 10 to 15 calendar days after the end of each quarter. This change will be effective in the April, 2005 filing. Accordingly Section V, Rule 2, will now read as follows:

"Every Access Person shall file a quarterly report within 15 calendar days of the end of each quarter, recording all purchases and sales of any securities for personal accounts as defined in the Definitions. (For purposes of this Rule, securities shall include exchange traded funds
(ETFs), futures and any option on a security or securities index, including broad based market indices excluded from the pre-clearance requirement and also includes transactions in Putnam open-end funds if the account for the Putnam funds is not held at Putnam Securities Services or in a Putnam retirement plan and for transactions in US mutual funds sub-advised by Putnam."

Access Person Definition

As required by new SEC rule 204A-1, the definition of Access Persons under the Code has been amended, effective February 1, 2005 to include Putnam employees with access to non public information about affiliated mutual fund portfolio holdings. The definition of Access Person will read as of February 1, 2005 as follows:

"Access Persons are:

(a) all employees in Putnam's Investment Division;

(b) all directors and officers of all Putnam entities which are SEC registered investment advisers;

(c) all members of Putnam's Executive Board and all Managing Directors in Putnam's marketing and sales organizations; and

(d) any other employee of Putnam who, in connection with regular duties, has access to nonpublic information about any client's purchase or sale of securities or to information regarding recommendations with respect to such purchases or sales or who has access to nonpublic information regarding the portfolio holdings of any Putnam advised or sub-advised mutual fund.

Each employee will be informed if he or she is considered an Access Person. The Code of Ethics Officer maintains a list of all Access Persons."